Pricing Supplement No. 1 dated May 10, 2000                   Rule 424(b)(3)
(To Prospectus dated May 10, 2000                             File No. 333-33644
and Prospectus Supplement dated May 10, 2000)


                           Colgate-Palmolive Company

                     Medium-Term Notes - Fixed Rate Notes

                                   Series D


     We are hereby offering to sell Notes having the terms specified below to you with the assistance of the agents named below, each acting as principal. The Notes are being offered by the agents at a fixed initial public offering price of 100% of the principal amount.

Principal Amount:       $175,000,000              Original Issue Date:   May 15, 2000
Interest Rate:          7.84% per annum           Net Proceeds to Colgate-Palmolive:  $173,950,000
Stated Maturity Date:   May 15, 2007              Agents' Discount or Commission:       $1,050,000

Interest Payment Dates:    Colgate-Palmolive will pay interest on the Notes
                           in U.S. dollars on the fifteenth day of May and November of each year, commencing November 15, 2000, up to May 15, 2007.

Redemption:                The Notes may not be redeemed by Colgate-Palmolive
                           prior to the stated maturity date.

Optional Repayment:        The Notes cannot be repaid at the option of the
                           holder thereof prior to the stated maturity date.

Specified Currency:        U.S. dollars

Form: The Notes are being issued in fully registered book-entry form.

Other provisions:

Use of Proceeds:
---------------

          The net proceeds from the sale of the Notes will be used by Colgate-Palmolive to retire commercial paper which was issued by Colgate-Palmolive for general corporate purposes and working capital. As of May 10, 2000, Colgate-Palmolive's outstanding commercial paper had a weighted average interest rate of 6.14% with maturities ranging from 1 to 72 days.

Agents:      x      Chase Securities Inc.           x      Merrill Lynch & Co.
            ---                                    ---

             x      Goldman, Sachs & Co.            x      J.P. Morgan & Co.
            ---                                    ---

                    Lazard Freres & Co. LLC         x      Salomon Smith Barney
            ---                                    ---

             x      The Williams Capital Group, L.P.
            ---

     Each of the agents has severally agreed to purchase from Colgate-Palmolive, and Colgate-Palmolive has agreed to sell to the agents, the principal amount of Notes set forth opposite the agent's name below:

                                                              Principal Amount
          Name of Agent                                           of Notes
          -------------                                       ----------------

Merrill Lynch, Pierce, Fenner & Smith
            Incorporated.........................................  $45,000,000
Chase Securities Inc.............................................   30,000,000
Goldman, Sachs & Co..............................................   30,000,000
J.P. Morgan Securities Inc ......................................   30,000,000
Salomon Smith Barney Inc.........................................   30,000,000
The Williams Capital Group, L.P..................................   10,000,000
                                                                  ------------
                                                                  $175,000,000
                                                                  ============

Supplemental Plan of Distribution:
---------------------------------

          Under the terms of and subject to the conditions of an agreement, dated as of May 10, 2000, between The Williams Capital Group, L.P. and Colgate-Palmolive, The Williams Capital Group, L.P., acting as principal, has agreed to purchase, and Colgate-Palmolive has agreed to sell, the $10,000,000 principal amount of Notes set forth opposite its name above.